Exhibit 99.1

For Immediate Release

For further information, contact
Doug Craney (708) 450-3117

Alberto-Culver Announces Reorganization Following its Separation From Sally Beauty Holdings

Melrose Park, IL, (December 1, 2006) - The Alberto-Culver Company (NYSE: ACV) today announced a reorganization following its recent separation from Sally Beauty Holdings, Inc. into a separate, publicly-traded company.

V. James Marino, President & Chief Executive Officer of the company, commented, “Alberto-Culver has always prided itself on being a lean and nimble organization, so the changes that were needed are not dramatic. This represents a right-sizing, looking primarily at those areas that related to services we were maintaining in support of Sally and corporate activities that could be scaled back to match the needs of a smaller company.”

As part of the reorganization, two marketing units will be combined into a single unit and some specific international services will be outsourced or combined into regional offices according to Mr. Marino. He said that all personnel impacted by the changes had been notified and that this reorganization and the financial charges related to it would be substantially completed by the end of the fiscal year 2007 second quarter. The Company’s worldwide workforce of approximately 3,800 will be reduced by approximately 90 as a result of the changes. The Company expects to take restructuring charges of approximately $13 million and $3 million in its fiscal year 2007 first and second quarters, respectively, related to the reorganization.

These expected restructuring charges are in addition to other first quarter charges related to the separation transaction that were previously announced including lump sum payments totaling approximately $14 million to its former president and chief executive officer and the former chairman of Sally Beauty and a non-cash charge of approximately $18 million for the acceleration of stock options and restricted stock as of the closing date of the separation transaction. A portion of these previously disclosed charges, along with expenses incurred in connection with the separation transaction, will be included in discontinued operations in Alberto-Culver’s fiscal year 2007 statement of earnings.

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The Company also noted that it plans to sell its corporate airplane in early 2007 and that it expects to close its manufacturing facility in Dallas, Texas by the end of 2007.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives, TRESemmé and Nexxus in the United States and internationally. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Its Cederroth International unit is a major consumer goods marketer in the Nordic countries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Alberto-Culver’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: risks inherent in acquisitions, divestitures and strategic alliances; the pattern of brand sales; competition within the relevant product markets; loss of one or more key employees; the effects of a prolonged United States or global economic downturn or recession; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in New Alberto-Culver’s exclusive markets; and variations in political, economic or other factors such as currency exchange rates, inflation rates, interest rates, tax changes, legal and regulatory changes or other external factors over which Alberto-Culver has no control. In addition, the following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements with respect to the benefits of the transaction involving Alberto-Culver and CDRS Acquisition LLC, which separated Alberto-Culver’s consumer products business and its Sally/BSG beauty supply distribution business: the risk that the businesses will not be separated cost effectively; disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; and events that negatively affect the intended tax

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free nature of the portion of the transaction related to the distribution of shares of a new company formed to hold the consumer products business of Alberto-Culver. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto-Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K and the Proxy Statement/Prospectus-Information Statement filed by Alberto-Culver on October 13, 2006, in each case on file with the SEC and available at the SEC’s internet site (http://www.sec.gov).